Exhibit 99.1

Contact:	Fred Adams, Jr. Chairman and CEO (601) 948-6813

BOARD OF DIRECTORS OF CAL-MAINE FOODS
VOTES TO TERMINATE GOING-PRIVATE TRANSACTION

JACKSON, Miss. (November 6, 2003) — At a meeting held November 6, 2003, the Board of Directors of Cal-Maine Foods, Inc. (the “Company”) voted to terminate the going private transaction previously announced.  Fred Adams, Jr., Chairman and Chief Executive Officer of the Company, stated that the current unanticipated level of shell egg prices, which are at near record highs, and recent increases in the price and activity in the Company’s common stock make it extremely difficult to establish a share price which, in the opinion of the Company, the Special Committee of the Board of Directors, and the Special Committee’s financial advisor, would be fair to both shareholders whose shares would be purchased in the transaction and those who would remain shareholders thereafter, particularly the Company shareholders who are employees and participants in the Company’s employee stock ownership plan.

        Cal-Maine Foods, Inc. (NASDAQ:CALM) is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 26 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

        Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960	•	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813		FAX 601-969-0905